Exhibit 99.1

December 17, 2020

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS PRELIMINARY RESULTS AND SCHEDULES FISCAL 2020 FOURTH QUARTER

AND FULL YEAR EARNINGS RELEASE ON THURSDAY JANUARY 7, 2021

Milwaukee, Wis.—(BUSINESS WIRE) — REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicle brands, announced today preliminary consolidated results for its fiscal year ended October 31, 2020.

(in millions)	Fourth Quarter	Fiscal 2020	Prior Fiscal 2020 Outlook
Net Sales	$616	$2,278	$2,250 - $2,300
Net Loss	($10.2)	($30.5)	($9.8 - $17.6)
Adjusted Net Income	$11.8	$9.5	$4.6 - $10.2
Adjusted EBITDA[1]	$28.0	$67.5	$64.0 - $68.0

Cash and cash equivalents totaled $11.4 million as of October 31, 2020. Net debt2 was $330.8 million, and the company had $283.4 million available under its ABL revolving credit facility as of October 31, 2020.

REV Group, Inc. is planning to release its fiscal 2020 fourth quarter results before market open on Thursday, January 7, 2021. The results will be discussed during a live webcast later that morning on January 7, 2021 beginning at 10:00 a.m. ET. To access the webcast, investors should go to www.revgroup.com at least 15 minutes prior to the event. Slides for the webcast will be available on the website shortly before the start of the call.

The conference call can also be accessed by dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and asking for the REV Group Fiscal 2020 Fourth Quarter and Full Year Earnings Conference Call. A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the passcode 13714322. The telephonic replay will be available until 11:59 p.m. ET on January 21, 2021.

About REV Group

REV Group (REVG) is a leading designer, manufacturer, and distributor of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base, primarily in the United States, through three segments: Fire & Emergency, Commercial, and Recreation. We provide customized vehicle solutions for applications, including essential needs for public services (ambulances, fire apparatus, school buses, and transit buses), commercial infrastructure (terminal trucks and industrial sweepers) and consumer leisure (recreational vehicles). Our diverse portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG.

[1]	REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release
[2]	Net debt is defined as total debt less cash and cash equivalents

Note Regarding Non-GAAP Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance. Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments, which we believe are not indicative of our underlying operating performance, as well as non-cash intangible asset amortization and stock-based compensation.

The company believes that the use of Adjusted EBITDA and Adjusted Net Income provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

The financial information contained in this press release is preliminary and subject to change based on the completion of Rev Group’s financial statements for the quarter and fiscal year ended October 31, 2020.

Investors-REVG

Investor Contact

Drew Konop

VP, Investor Relations & Corporate Development

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME

(In millions; unaudited)

	Three Months Ended October 31,	Twelve Months Ended October 31,
	2020	2020
Net loss	$(10.2)	$(30.5)
Amortization of intangible assets	2.9	13.3
Transaction expenses	0.7	3.3
Sponsor expense reimbursement	0.3	0.5
Restructuring costs	3.9	9.9
Restructuring related charges	6.6	10.5
Stock-based compensation expense	0.6	7.8
Legal matters	0.2	1.8
Loss on sale of business	1.8	11.1
(Gain) / Loss on acquisition of business	3.3	(8.6)
Impairment charges	8.4	12.1
Losses (earnings) attributable to assets held for sale	—	(0.8)
Deferred purchase price payment	—	0.1
Impact of tax rate change	—	(3.5)
Income tax effect of adjustments	(6.7)	(17.5)

Adjusted Net Income	$11.8	$9.5

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(In millions; unaudited)

	Three Months Ended October 31,	Twelve Months Ended October 31,
	2020	2020
Net loss	$(10.2)	$(30.5)
Depreciation & amortization	9.4	40.2
Interest expense, net	5.4	25.7
Benefit for income taxes	(2.4)	(15.6)

EBITDA	2.2	19.8
Transaction expenses	0.7	3.3
Sponsor expense reimbursement	0.3	0.5
Restructuring costs	3.9	9.9
Restructuring related charges	6.6	10.5
Stock-based compensation expense	0.6	7.8
Legal matters	0.2	1.8
Loss on sale of business	1.8	11.1
(Gain) / Loss on acquisition of business	3.3	(8.6)
Impairment charges	8.4	12.1
Earnings attributable to assets held for sale	—	(0.8)
Deferred purchase price payment	—	0.1

Adjusted EBITDA	$28.0	$67.5

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